                                                                     EXHIBIT 4.4

                                  APPENDIX 1


                      THE DANKA 1996 SHARE OPTION PLAN

                                    CONTENTS


                                                                                                                     PAGE
1.       CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

3.       PURPOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

4.       ELIGIBILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

5.       GRANT OF OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

6.       LIMITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

7.       TERMS OF OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

8.       CASH EQUIVALENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

9.       CHANGE IN CONTROL OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

10.      ADMINISTRATION AND AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

11.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

12.      REQUIREMENTS FOR UNITED STATES OF AMERICA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

13.      JURISDICTIONS OTHER THAN THE UNITED STATES OF AMERICA  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17





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                 DANKA BUSINESS SYSTEMS PUBLIC LIMITED COMPANY

                      RULES OF THE 1996 SHARE OPTION PLAN


1.       CONSTRUCTION

1.1 These Rules shall be construed and take effect in accordance with the law of England and Wales and the courts of England and Wales shall be the exclusive forum for the administration hereof.

1.2 Reference to any Act of the United Kingdom shall include any statutory modification amendment or re-enactment thereof from time to time in force unless the contrary is expressly stated.

1.3 References to the exercise of an option shall where the context allows include the partial exercise of the option.

1.4 Where the context so admits the singular shall include the plural and vice versa and the masculine gender shall include the feminine.

1.5 In these Rules a word or words beginning with capital letters indicates a term which has been defined in Rule 2.

2.       DEFINITIONS

In these Rules the following words and expressions have the following meanings:-

2.1      "ACQUIRING PERSON"          Any person who:-

                                     (a)       either alone or together with
                                               any person acting in concert
                                               with him has obtained Control of
                                               the Company either:-

                                               (i)     as a result of making a
                                                       Takeover Offer; or

                                               (ii)    in pursuance of a
                                                       Compromise; or

                                      (b)      having such Control makes a
                                               general offer to acquire the
                                               whole of the issued share
                                               capital of the Company (other
                                               than that which is already owned
                                               by him and/or any person acting
                                               in





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                                              concert with him); or

                                     (c)      has served Section 429 Notices
                                              in relation to the Company.

2.2      "APPROPRIATE PERIOD"        In relation to:-

                                     (a)      a Takeover Offer means the period
                                              beginning with the date on which
                                              the person making the Takeover
                                              Offer has obtained Control of
                                              the Company and  ending on the
                                              expiry of a period of six months
                                              or when any  condition subject to
                                              which the Takeover  Offer is made
                                              is  satisfied (whichever is the
                                              later);

                                     (b)      an Acquiring Person who obtains
                                              Control or who having Control
                                              of the Company makes a general
                                              offer for the whole of the issued
                                              share capital means the period of
                                              six months beginning with the
                                              date on which the Acquiring
                                              Person obtains Control or makes
                                              the offer as the case may be;

                                     (c)      a Compromise means the period of
                                              six months beginning with the
                                              date on which the court sanctions
                                              the Compromise; and

                                     (d)      a Section 429 Notice means the
                                              period during which the Acquiring
                                              Person is entitled and bound to
                                              acquire shares on the terms of
                                              the offer contained in such
                                              Section 429 Notice.

2.3    "AMERICAN DEPOSITARY SHARE"   means an authorized depositary security
                                     representing for the time being four
                                     Ordinary Shares and for the time being
                                     evidenced by an authorized depositary
                                     receipt issued by the Bank and quoted on the Nasdaq Stock Market's National Market.

2.4    "THE BANK"                    the Bank of New York or such other bank as
                                     the Company may from time to time appoint for the purposes of serving as depositary for its American Depositary Shares.





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


2.5      "THE  COMMITTEE"            A duly authorized committee of the Board
                                     of Directors of the Company consisting
                                     wholly of directors of the Company who are outside directors within the meaning of Internal Revenue Service Regulations
                                     1.162-27(e)(3) and "disinterested persons" within the meaning of US Securities and Exchange Commission Rule 16b-3(c)(i).

2.6      "THE COMPANY"               means Danka Business Systems Public
                                     Limited Company.

2.7      "COMPROMISE"                In relation to the Company means a
                                     compromise or arrangement sanctioned by
                                     the Court under section 425 of the
                                     Companies Act 1985.

2.8      "CONTROL"                   a person is deemed to obtain control of
                                     the Company when (i) he acquires
                                     pursuant to a tender offer or exchange
                                     offer securities of the Company
                                     representing 30% or more of the combined voting power of the then outstanding voting securities of the Company or (ii) he secures by means of the holding of shares or the possession of voting power in or in relation to the Company or any other body corporate that the affairs of the Company are conducted in accordance with his wishes.

2.9      "DATE OF GRANT"             means the date on which an option is
                                     granted under the Plan in accordance with the provisions of Rule 5.

2.10     "EXERCISE PERIOD"           in relation to an option means the period
                                     of seven years from the third
                                     anniversary of the Date of Grant of the
                                     option (or such other shorter period as
                                     the Committee may have determined before the grant thereof).

2.11     "EXERCISE PRICE"            on exercise of an option means the Option
                                     Price multiplied by the number of shares in respect of which such option is exercised.

2.12     "THE GROUP"                 means the Company and the Subsidiaries and
                                     "member of the Group" shall be construed accordingly.

2.13     "MARKET VALUE"              means, with respect to American Depositary
                                     Shares, an amount equal to the average of the high and low reported sales prices of an American
                                     Depositary Share on the Nasdaq Stock
                                     Market's National Market on the date for which market value is being determined and, with respect to Ordinary Shares, means the middle market quotation on the London Stock Exchange Limited Daily
                                     Official List on the date for which market value is being determined.

2.14     "NON-QUALIFYING OPTION"     means an option which is not a Qualifying
                                     Option.

2.15     "OPTION-HOLDER"             Any person who holds an option granted
                                     under the Plan or (where the context
                                     admits) his personal representatives.

2.16     "OPTION PRICE"              means (save as provided in Rule 13) the
                                     Market Value of an American Depositary
                                     Share or an Ordinary Share, as applicable, on the Date of Grant of the option.

2.17     "OPTION ROLL-OVER"          In relation to an option means a release
                                     by the Option-holder with the consent
                                     of an Acquiring Person of his rights ("old rights") under the Plan in consideration of the grant to him of rights ("new rights") which are equivalent to the old rights but which relate to shares in:-

                                     (a)     the Acquiring Person; or

                                     (b)     a company which has Control of the
                                             Acquiring Person; or

                                     (c)     a company which either is or has
                                             Control of a company which:

                                     (i)     is a member of a consortium owning
                                             either the Acquiring Person or a
                                             company having Control of the
                                             Acquiring Person; and

                                     (ii)    beneficially owns not less than
                                             three twentieths of the ordinary
                                             share capital of the Acquiring
                                             Person or a company having control
                                             of the company.





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2.18     "ORDINARY SHARE"            means a fully paid  ordinary share of
                                     1.25p each in the capital of the Company.

2.19     "PARTICIPATING EMPLOYEE"    means any employee, officer or executive
                                     director for the time being holding
                                     employment in or with any member of the
                                     Group and who is nominated to participate in the Plan by the Committee.

2.20     "THE PLAN"                  means the 1996 Share Option Plan of the
                                     Company set out herein, as amended from
                                     time to time.

2.21     "QUALIFYING OPTION"         means an option which qualifies as an
                                     incentive stock option within the meaning of section 422 of the Internal Revenue
                                     Code of the United States.


2.22     "ROLLED OVER"               means the action of effecting an Option
                                     Roll-over or its completion.

2.23     "SECTION 429 NOTICE"        means in relation to the Company a
                                     notice served by a person who has become entitled to serve such a notice on the shareholders of the Company under section
                                     429 of the Companies Act 1985 (rights of
                                     90% shareholders to buy out minority
                                     shareholders).

2.24     "THE SUBSIDIARIES"          means subsidiaries as defined by section
                                     736 of the Companies Act 1985 of the
                                     Company.

2.25     "TAKEOVER OFFER"            In relation to the Company means either:-

                                     (a)      general offer to acquire the
                                              whole or part of the issued share
                                              capital of the Company which is
                                              either made on a condition such
                                              that if it is satisfied the
                                              person making the offer will have
                                              Control of the Company or which
                                              results in the person making the
                                              offer having control of the
                                              Company; or


                                     (b)      a general offer to acquire all
                                              the shares in the Company of the
                                              same class as the Ordinary
                                              Shares.





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2.26     "THE TRUSTEES"              means the trustee or trustees for the
                                     time being of the Danka Employees' Share
                                     Trust.

3.       PURPOSE

         The Danka 1996 Share Option Plan is intended to provide an opportunity to officers, executive directors and certain key employees of the Company to acquire a proprietary interest in the Company. Such opportunity should provide an increased incentive for these individuals to contribute to the future success and prosperity of the Company, thus enhancing the value of the stock for the benefit of the shareholders and increasing the ability of the Company to attract and retain individuals of exceptional skill.

4.       ELIGIBILITY

         No Participating Employee shall be granted an option under the Plan unless at the time of the grant he is an employee, officer, or executive director of the Company or a Subsidiary.

5.       GRANT OF OPTIONS

5.1 Subject to statutory restrictions and to the Rules of this Plan, the Committee may grant options to acquire Ordinary Shares in the Company (or the American Depositary Share equivalent), and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

5.2 No option shall be granted over shares the Market Value of which would be determined by reference to a dealing day or days within a period prescribed by the Company's code on insider dealing, nor may options be granted within such period, but they may be granted at any other time.

5.3 All options shall be granted by a certificate under seal specifying the Date of Grant, the number of shares which are the subject of the option, whether the option is over American Depositary Shares or Ordinary Shares, the Option Price and the Exercise Period.

5.4 These Rules apply to all grants of options made under the Plan and no options shall be granted under the Plan more than ten years after the Plan is adopted and approved by the shareholders of the Company in general meeting.

5.5 In granting any option the Committee may in its discretion impose any objective conditions and limitations (additional to any conditions and limitations contained in any other of these Rules) upon the exercise of such option, provided that such additional objective conditions and limitations shall

         (i) be set out in full in, or details thereof be given with, the certificate under seal granting the option;

         (ii) be such that rights to exercise such option after the fulfilment or attainment of any conditions and/or limitations so specified shall not be dependent upon the further discretion of the Committee or any person; and

         (iii) not be capable of amendment or waiver unless events occur which, in the opinion of the Committee, cause those conditions and/or limitations to have ceased to be appropriate. Any amendment to the terms of an option pursuant to this Rule 5.5 shall be reasonably made by the Committee imposing such conditions or limitations which in its opinion are more appropriate and, so far as is reasonably practicable, are equivalent to those conditions and/or limitations originally imposed.


6.       LIMITS

6.1 The total number of shares in the Company which may be issued under the Plan whether in the form of American Depositary Shares or Ordinary Shares shall not exceed the equivalent of 22,000,000 Ordinary Shares and the total number of American Depositary Shares or Ordinary Shares over which options may be granted under the Plan during any one financial year of the Company to any person shall not exceed the equivalent of 600,000 Ordinary Shares and no person may be issued more than a total of 5,000,000 Ordinary Shares under the Plan.

7.       TERMS OF OPTIONS

7.1      EXERCISE OF OPTIONS

         Subject as provided in these Rules 7.1, 7.2 and 7.8, the option shall be exercisable by an Option-holder in whole or in part at any time provided always that a partial exercise of an option cannot be made except in respect of shares which equals or exceeds the lesser of 500 Ordinary Shares, or the American Depositary Share equivalent thereof, and any exercisable balance of shares remaining the subject of that option, and provided further that the option shall lapse (and any notice in purported exercise thereof shall have no effect) on cessation of the employment of the Option-holder with the Group but so that:-

         (a) an Option-holder ceasing to be employed by the Group by reason of:

                (i) ill-health or injury or disability (evidenced to the satisfaction of the Committee);

                (ii) retirement in accordance with the provisions of any one of the Group retirement plans relevant to that Option-holder; or

                (iii) the Company by which the Option-holder is employed leaving the Group or the business or part of a business for which the Option-holder works being transferred to a person which is not a member of the Group shall notwithstanding Rule 7.2(c) be entitled to exercise the option within the period which shall expire twelve months after the date of cessation. For the purposes of this Rule 7.1(a) and (b) only (and for no other purposes), Exercise Period means the period of one year from the date of cessation of employment of the Option-holder with the Group.

         (b) The personal representative(s) of a deceased Option-holder or the personal representative of an Option-holder who has ceased to be an employee of the Group as the result of a permanent and total disability as defined in Internal Revenue Code section 22(e) shall, notwithstanding Rule 7.2, be entitled to exercise the option within twelve months of such Option-holder's death or the date the Option-holder ceases to be employed by reason of such disability, provided however, that no Exercise Period may extend more than 10 years after the Date of Grant.

         (c) For the purposes of Rule 7.1 only (and for no other purpose) where an Option-holder ceases to be employed by the Group for any reason not set forth in Rule 7.1(a), 7.1(b) or 7.2(e), where an Option- holder's employment by virtue of which he is an Option-holder ceases without notice, the Option-holder's employment shall be deemed to have ceased on a date thirty (30) days (or such later date as the Committee in its absolute discretion may decide, not exceeding one year) from the date on which the termination takes effect, and where the said employment is terminated with notice, the Option-holder's employment shall be deemed to have ceased upon the later of the date specified in the notice or thirty (30) days (or such later date as the Committee in its absolute discretion may decide, not exceeding one year) from the date on which that notice is given.

7.2      RESTRICTIONS ON EXERCISE OF OPTIONS PURSUANT TO RULE 7.1

         Notwithstanding the provisions of Rule 7.1

         (a) An option shall only be exercisable during the Exercise Period (including as defined in Rule 7.1(a) for those purposes, provided however that no Exercise Period may extend more than 10 years after the Date of Grant) and to the extent not exercised at the end of the Exercise Period the option shall terminate.

         (b) An option shall, except as specifically provided otherwise pursuant to Rule 5.5, be fully exercisable during the Exercise Period.





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


         (c) An option shall not be exercisable until any additional conditions and/or limitations imposed on the Option under the provisions of Rule 5.5 have been fulfilled.

         (d) Option-holders may exercise options under this Plan only during such period as if such option was treated as an Ordinary Share in the Company they would be permitted to deal under the internal codes relating to securities transactions by directors and employees of the Company from time to time in force unless the Committee acting fairly and reasonably determines otherwise.

         (e) If an Option-holder at any time ceases to be an executive director or officer or employee of the Group for reasons of dishonesty or fraud, his options will lapse on the date of termination of his employment.

         (f) In the event that the exercise of a Qualifying Option occurs for any reason except as specified in Rule 7.1(b) outside the 3 months from date of cessation of employment period specified in Internal Revenue Code Section 422(a)(2), the Company shall treat Qualifying Options as Non-Qualifying Options for the purposes of determining the income taxes of the Group and the Option-holder. For this purpose, the date of cessation of employment shall be determined without regard to Rule 7.1(c).

7.3      METHOD OF EXERCISE OF OPTIONS

         (a) Exercise of an option by an Option-holder shall be by notice in writing on a form prescribed by the Committee for the purpose addressed to the Company. The form of notice shall specify the number of shares in respect of which the options are being exercised on that occasion, whether the option is over American Depositary Shares or Ordinary Shares and be accompanied by the relevant option certificate and payment in full of the Exercise Price (or, at the Committee's discretion and only in the case of an option to purchase shares, an irrevocable agency instruction to the Trustees to sell either all such shares or as many thereof as shall when multiplying the same by their Market Value on the date of exercise be equal in value to the Exercise Price plus the Trustees' dealing costs arising on such sale plus applicable state and federal withholding taxes, if any, and to remit the withholding taxes to the Company within thirty days of such exercise), together with such other documents as the Committee may determine, as well as any payment due on account of tax or similar liabilities as may be required by law or as the Committee may reasonably consider to be necessary or desirable.

         (b) Any payment required to be made under Rule 7.3(a) above shall be made to the Company or such other person as may from time to time be notified by the Company to the Option-holder.

         (c) Any documents required to be delivered under Rule 7.3(a) above shall be sufficiently delivered if delivered to such office as may from time to time be notified by the Company to Option-holders.

         (d) Any payment required to be made under Rule 7.3(a) above shall be by check (or at the discretion of the Committee and only in the case of an option to purchase shares, by tender of either Ordinary Shares of the Company or American Depositary Shares of the Company). For the purpose of determining that payment of the Exercise Price is made in full as required by Rule 7.3(a), Ordinary Shares of the Company and American Depositary Shares of the Company tendered in payment of the Exercise Price shall be valued at their Market Value on date of tender.

7.4      ALLOTMENT OR TRANSFER OF SHARES PURSUANT TO EXERCISE OF OPTIONS

         (a) Subject to such consents or other required action of any competent authority under regulations or enactments for the time being in force as may be necessary, and subject to compliance with the terms of the option and any instructions given by the Option-holder to the Company on giving notice of exercise of the Option, the Company shall, as soon as practicable after it has received the payment and documents referred to in Rule 7.3 above or after it has received confirmation of the receipt of such payment and documents on its behalf and no later than thirty days thereafter, either allot to the Option-holder (or his nominee) or procure the transfer to the Option-holder (or his nominee), or in the case of an exercise of the Rule 7.1(b) above his personal representative(s)) of the number of shares specified in the form of notice or (as the case may be) the unsold balance and the delivery to the Option-holder (or such personal representative(s)) of an appropriate certificate.

         (b) Notwithstanding the provisions of Rule 7.4(a) above, in those instances where an Option-holder exercises Qualifying Options, the Committee in its absolute discretion may elect to hold and retain or cause to be held and retained as agent and fiduciary for the Option-holder the relevant American Depositary Shares certificate for a period of no longer than two years from the date on which the Qualifying Options were granted or one year after the issuance of the shares. During the retention period, if the Option-holder should wish to resell the relevant American Depositary Shares the Committee shall cause this to be done on his behalf and pursuant to his reasonable instructions and remit to said Option-holder the net proceeds of said resale, but the Committee shall have the right to withhold or require the Option-holder to remit to the Company the amount necessary to satisfy any federal, state and local tax withholding requirements imposed by reason of such resale.

7.5      ADJUSTMENTS TO OPTION RIGHTS

         In the event of any increase or variation of the issued share capital of the Company, such adjustments may be made to the total number of shares in respect of which options may be granted under the Plan and to any unexercised option rights as the Committee may determine. If any adjustment is to be made pursuant to this Rule 7.5, the Company shall notify each Option-holder of particulars of the adjustment as soon as practicable after the determination thereof.

7.6      TRANSFER OF OPTIONS

         An option is personal to the Option-holder and, accordingly, subject as provided in Rule 7.1(b) above, an Option-holder shall not transfer, assign, charge, encumber or otherwise alienate an Option or create in favour of any third party any interest therein. Upon any breach of this Rule 7.6, the Committee shall cancel the option.

7.7      LOSS OF OFFICE

         If any Option-holder shall cease to be employed by a member of the Group for any reason, he shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate him for the loss of any rights under the Plan.

7.8      LIQUIDATION

         If notice of a meeting to consider a resolution for the voluntary winding up (excluding any resolution for the voluntary winding up of the Company for the purpose of reorganisation or reconstruction) of the Company shall be duly given, the Committee may give notice thereof to all Option-holders and thereupon each such Option-holder shall, notwithstanding that the Exercise Period has not commenced forthwith and until the commencement of the winding up be entitled subject to Rule 7.2(b) (provided however, that no Exercise Period may extend more than ten years after the Date of Grant), and on such terms (including the waiver of all or any conditions imposed on the option under Rule 5.5) as may be determined by the Committee in its absolute discretion, be entitled to give notice in writing to the Company electing to exercise his option, but the exercise of such option as aforesaid shall be conditional upon such resolution being duly passed. Upon commencement of the winding up all options shall lapse except insofar as exercised under this Rule 7.8.

8.       CASH EQUIVALENT

8.1 Subject to Rule 8.6, where an option granted under the Plan has been exercised by any person in respect of any number of shares, and those shares have not yet been allotted or transferred to him in accordance with Rule 7.4 above, the Committee may determine that, in substitution for his right to acquire such number of those shares as the Committee may decide (but in full and final satisfaction of his said right), he shall be paid by way of additional emoluments a sum equal to the cash equivalent of that number of shares.

8.2 For the purpose of this Rule, the CASH EQUIVALENT of any shares is the amount by which the Market Value of those shares on the dealing day last preceding the date on which the option was exercised exceeds the price at which those shares may be acquired by the exercise of the option.

8.3 Subject to Rule 8.4 below, as soon as reasonably practicable after a determination has been made under Rule 8.1 that a person shall be paid a sum in substitution for his right to acquire any number of shares:-

         (a) the Company shall pay to him or procure the payment to him of that sum in cash, and

         (b) if he has already paid the Company for those shares, the Company shall return to him the amount so paid by him.

8.4      If the Committee in its discretion so decides:-

         (a) the whole or part of the sum payable under Rule 8.3(a) above shall after any deduction required by law as set out in Rule 8.5, instead of being paid to the person in question in cash, be applied on his behalf in subscribing for shares in the Company at a price equal to the Market Value by reference to which the cash equivalent is calculated, or in purchasing such shares, or partly in one way and partly in the other, and

         (b) the Company shall allot to him (or his nominee) or procure the transfer to him (or his nominee) of the shares so subscribed for or purchased.

8.5 There shall be made from any payment under this Rule such deductions (on account of tax or similar liabilities) as may be required by law or as the Committee may reasonably consider to be necessary or desirable.

8.6      The provisions of this Rule 8 shall not apply to Qualifying Options.

9.       CHANGE IN CONTROL OF THE COMPANY

9.1      If an Acquiring Person:-

         (a) obtains Control of the Company as a result of making a Takeover Offer; or

         (b)    obtains Control of the Company in pursuance of  a Compromise; or

         (c)    serves a Section 429 Notice
         the Committee shall as soon as practicable thereafter notify every Option-holder accordingly and each Option-holder may within the Appropriate Period and notwithstanding that the Exercise Period has not commenced:-

         (i) exercise his option at any time or from time to time in whole or in part; and

         (ii) to the extent that any option is not or has not been exercised, execute with the consent of such Acquiring Person an Option Roll-over.



9.2 To the extent that an option which has become exercisable and capable of being Rolled-over pursuant to Rule 9.1 has not been exercised and/or Rolled-over at the expiry date of the Appropriate Period it shall thereupon lapse.

9.3 For the purposes of an Option Roll-over the new rights shall only be regarded as equivalent to the old rights if:-

         (a) the new rights are exercisable in substantially the same manner as the old rights and subject to the provisions of this Plan as it may have effect immediately before an Option Roll-over (except that additional conditions and/or limitations imposed pursuant to Rule 5.5 may for this purpose be ignored); and

         (b) the total Market Value of shares subject to an option which is being Rolled-over is equal immediately before such Option Roll-over to the total market value (determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992) of the shares in respect of which an Option-holder's new rights are being granted immediately after such Option Roll-over.

9.4 For the purposes of any application of the provisions of this Plan following an Option Roll-over:-

         (a) any new rights granted pursuant to Rule 9 shall be regarded as having been granted at the time the corresponding old rights were granted; and

         (b) Rules 7, 9, 10, 11 and 12 shall in relation to the new rights be construed as if the following terms have the meanings assigned to them in this Rule 9.4 and not the meanings assigned to them in Rule 2.

         "AMERICAN DEPOSITARY SHARES"

         An authorized depositary security representing Ordinary Shares and for the time being evidenced by an authorized depositary receipt quoted on the Nasdaq Stock Market's National Market.

         "COMMITTEE"

         The Board of Directors of the company in respect of whose shares new rights have been granted or a duly authorized committee thereof.

         "COMPANY"

         The company in respect of whose shares new rights have been granted.

         "OPTION PRICE"

         The Option Price multiplied by a fraction the numerator of which is the total number of shares subject to the option prior to the Option Roll-over and the denominator of which is the total number of shares over which new rights have been granted to the Option-holder on the Option Roll-over.

9.5 If, under Section 425 of the Companies Act 1985, a Compromise or arrangement between the Company and its members is proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Company shall give notice thereof to all Option-holders on the same date as it dispatches the notice which is sent to each member of the Company summoning the meeting to consider such a Compromise or arrangement and thereupon each Option-holder (or where permitted his personal representative(s)) may notwithstanding that the Exercise Period has not commenced forthwith and, subject to Rule 7.2(b) (provided however, that no Exercise Period may extend more than ten years after the Date of Grant), until the expiry of the period commencing with such date and ending with the earlier of the date six calendar months thereafter and the date on which such Compromise or arrangement is sanctioned by the Court be entitled to exercise his option, but the exercise of an option as aforesaid shall be conditional upon such Compromise or arrangement being sanctioned by the Court and becoming effective. Upon such Compromise or arrangement becoming effective all options to the extent unexercised shall lapse except that an Option- holder may with the consent of the Committee exercise an Option Roll-over in respect of his option in accordance with Rule 9.1 within the Appropriate Period.

9.6 If any person (either alone or together with any person acting in concert with him) as a result of making a general offer to acquire the whole of the issued Ordinary Shares of the Company or that part of the issued Ordinary Share capital not already owned by him (or by any person acting in concert with him) becomes bound or entitled or acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, all options to the extent unexercised shall lapse one month after such person became so bound or entitled.

10.      ADMINISTRATION AND AMENDMENT

10.1 The Plan shall be subject to the administration of the Committee whose decision (save as otherwise provided herein) shall be final and binding on all parties. The Committee may at any time terminate the operation of the Plan and in such event no further options will be granted, but the provisions of the Plan shall remain in force in relation to options granted and remaining exercisable or potentially exercisable hereunder at the date of such termination.

10.2 Subject to Rule 10.3, 10.5 and 12.2 below, the Committee may at any time and from time to time alter or add to the Plan in any respect.

10.3 Subject to Rule 10.4 below, no alteration or addition to the advantage of Option-holders shall be made under Rule 10.2 above without the prior approval by ordinary resolution of the members of the Company in general meeting.

10.4     Rule 10.3 shall not apply:-

         (a) to any minor alteration or addition to benefit the administration of the Plan, or

         (b) to any alteration or addition to obtain or maintain favourable tax, exchange control or regulatory treatment of Option-holders or any member of the Group, or solely relating to any conditions imposed on the option under Rule 5.5.

10.5 No material alteration or addition to the disadvantage of any Option-holder shall be made under Rule 10.2 unless:-

         (a) the Committee shall have invited every such Option-holder to give an indication as to whether or not he approves the alteration or addition, and

         (b) the alteration or addition is approved by a majority of those Option-holders who have given such an indication.

10.6 As soon as reasonably practicable after making any alteration or addition under Rule 10.2, the Committee shall give notice in writing to any Option-holder affected thereby.

11.      NOTICES

11.1 All Option-holders shall be entitled while they have subsisting rights under the Plan to receive copies of all notices and other documents sent by the Company to its shareholders.

11.2 Any notice or other document required to be given hereunder to any Option-holder shall be delivered to him or sent by post to him at his home address according to the records of the Company or such other address as may appear to the Company to be appropriate. Any notice or other document required to be given to the Company shall be delivered to the Secretary of the Company or sent by post to the Secretary of the Company at the registered office of the Company or such other office as may from time to time be notified by the Company. All notices given to the Company shall be deemed to have been given on the date of receipt by the Company or by any person for the time being authorized to receive such notices on its behalf. All notices given to Option-holders shall be deemed to have been given on the date of posting if sent by post (but only in the case of Option-holders outside the UK if sent by air mail) or the date of delivery if delivered.

12.      REQUIREMENTS FOR UNITED STATES OF AMERICA

12.1 In respect of an Option-holder who is primarily subject to taxation on his remuneration in the United States of America:-

         (a) Rule 5 shall (for the avoidance of doubt) be construed so as to refer to and to permit both a grant of a Qualifying Option and a grant of a Non-Qualifying Option ;


         (b) As regards Qualifying Options, the aggregate Market Value as at the Date of Grant of the shares in respect of which Qualifying Options are first exercisable under the terms of the option and this Plan by an Option-holder during any calendar year (under all share option schemes of the Group) shall not exceed US $100,000; and

         (c) In the event of a grant to an Option-holder of more than $100,000 worth of option stock which can first be exercised in a given year, the first $100,000 of such options shall be designated as Qualifying Options and the remaining portion designated as Non-Qualifying Options (and the certificate under seal granting the option shall in addition to the matters stated in Rule 5.3 specify whether the option so granted is a Qualifying Option or Non-Qualifying Option). Upon the exercise of such options, the Company will designate the shares issued with respect to Qualifying Options and issued with respect to Non-Qualifying Options by issuing separate share certificates so stating and by identifying the Qualifying Shares as such in the stock transfer records.

12.2 In the case of the issue of shares by the Company with respect to Non-Qualifying Options, the Company shall have the right in advance of the issue of such shares to the Option-holder to require the Option-holder to remit to the Company the amount necessary to satisfy any federal, state or local tax withholding imposed by reason of the issue of such shares.

12.3 If any of the terms or provisions of the Plan conflict with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 (as the same shall be amended from time to time) and/or Section 422 of the United States Internal
         Revenue Code of 1986 (as amended from time to time), then such terms or provisions shall be deemed inoperative to the extent that they conflict with the requirements of said Rule 16b-3 and/or with respect to Qualifying Options Section 422.


13.      JURISDICTIONS OTHER THAN THE UNITED STATES OF AMERICA

13.1 In respect of an Option-holder who is resident in the United Kingdom for tax purposes:

         (a) subject to paragraph (c) below, the Exercise Period shall be the period of four years beginning with the third anniversary of the Date of Grant;

         (b) Option Price shall mean, in the case of a Replacement Option, the price at which a Previous Option was exercisable;

         (c) the Exercise Period for a Replacement Option shall commence on the third anniversary of the date of grant of the Previous Option and end on the date on which the Previous Option would have ceased to be otherwise exerciseable;

         (d) for the purposes of this Rule 13.1, Previous Option means an option granted under any of the Company's employees share schemes other than the Plan which has to the satisfaction of the Committee ceased to be capable of being exercised prior to and not later than the exercise of a Replacement Option;


         (e) for the purposes of this Rule 13.1, Replacement Option means an option granted by the Committee under the Plan which is designated by the Committee as replacing a Previous Option granted to the same Participating Employee and is granted over a number of shares which does not exceed the number which was subject to the Previous Option immediately before it became a Previous Option;

         (f) for the purposes of this Rule 13.1, a Participating Employee means an employee, officer or executive director of the Company or a Subsidiary who is nominated to participate in the Plan by the Committee.

13.2 In respect of an Option-holder who is resident in the Netherlands for tax purposes,

         (a) the Exercise Period shall be the period of five years beginning with the Date of Grant;
         (b)    Rule 8 shall not apply to any options granted to such persons;

         (c) where the Option-holder ceases to be employed by the Group within a period of three years after the date on which the option was granted to him for any reason other than those provided for in Rule 7.1(a) and (b) of the Plan and before so ceasing he has already exercised the option in whole or in part, the Option-holder shall pay to the Company an amount calculated to the following formula: (X - Y) x Z where:-
                        X    =     the market value of shares in the Company on the date on which the option was exercised

                        Y    =     the Exercise Price

                        Z    =     the number of shares acquired on the exercise of the option

                Where the Option-holder has exercised the option on more than one occasion the aforesaid formula shall be applied to each such exercise and the amount payable by him to the Company pursuant to this Rule shall be the aggregate of the amounts so calculated.

13.3 In respect of an Option-holder who is resident in France for tax purposes,

         (a) Option Price shall mean the average Market Value of a share for the 20 dealing days immediately prior to the Date of Grant;

         (b) no options may be granted to such persons under the Plan on any day on which the Company pays a dividend whether in cash or in shares or within 20 dealing days immediately following such day;

         (c) no options may be granted to such a person under the Plan if he/she holds more than 10% of the aggregate nominal amount of the total issued share capital of the Company;

         (d) options may only be granted to such persons over Ordinary Shares and not American Depositary Shares;

         (e) options may only be granted to such persons who are employees (i.e. persons having an employment contract with a member of the Group) or the "President Directeur General", the Directeur General" or the "Membres du Directoire" or the "Gerant" of French joint stock companies which are members of the Group);

         (f) such persons may only be granted an option to subscribe under the Plan and not an option to purchase;

         (g) Rule 7.1(b) shall be amended for such persons so that options granted to them may only be exercised within six months, not twelve months, of death;

         (h)    Rule 8 shall not apply to options granted to such persons;

         (i) no options may be granted to such persons under the Plan within the period referred to in article 208-4 (fifth paragraph) of the French Company Act (Law n 1/2 66-537 dated of 24 July 1966 as amended by article 10 of Law n 1/2 96-314 dated of 12 April
                1996) immediately prior or immediately succeeding (i) the establishment and announcement of the Company's results or (ii) any event which may affect significantly the Company's position or expectations.